Exhibit 23.8

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and the use of our report dated February 22, 2017 with respect to the financial statements of Mars Oil Pipeline Company for the year ended December 31, 2016 in Amendment No. 2 to the Registration Statement (Form S-1 File No. 333-220407) of BP Midstream Partners LP for the registration of its common units.

/s/ Ernst & Young LLP

Houston, Texas

October 13, 2017